Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-265496 and 333-257868) and Registration Statement on Form S-3 (Registration No. 333-268764) of Transcode Therapeutics, Inc. (the “Company”) of our report dated March 31, 2023, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, relating to the financial statements of the Company as of and for the years ended December 31, 2022 and 2021, which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
March 31, 2023